Exhibit 99.2

ACTION BY WRITTEN CONSENT

IN LIEU OF A MEETING

OF THE

STOCKHOLDERS

OF

AMBULNZ, INC.

October [___], 2021

The undersigned, being holders of Class A Common Stock (“Common Stockholders”) and Series A Preferred Stock (“Preferred Stockholders”) of Ambulnz, Inc., a Delaware corporation (the “Company”), acting in accordance with Sections 228 and 251 of the General Corporation Law of Delaware (the “DGCL”) and the Second Amended and Restated Certificate of Incorporation of the Company, dated May 23, 2019 (the “Company Charter”), consent to the taking of the actions and adopt the resolutions set out below. This written consent (the “Written Consent”) of Common Stockholders and Preferred Stockholders (the “Stockholders”) is in lieu of a special meeting of the Stockholders, and all of the actions taken and resolutions set out in it shall have the same force and effect as if they were taken or adopted at such a meeting.

STOCKHOLDERS APPROVAL OF THE MERGER AGREEMENT AND TRANSACTIONS CONTEMPLATED THEREBY

WHEREAS, the Stockholders have considered the transactions contemplated by the proposed Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Motion Acquisition Corp., a Delaware corporation (“Parent”), and Motion Merger Sub Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), in the form approved by the Company’s board of directors (“Board of Directors”);

WHEREAS, the Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger, and in consideration thereof, the Company shall receive a number of shares of Class A common shares, par value $0.0001 per share, of Parent with a value of approximately $836 million (the “Merger Consideration”), all in accordance with and pursuant to the terms and conditions set forth in the Merger Agreement;

WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and has recommended that the Stockholders vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby;

WHEREAS, the Stockholders comprise a majority of the Class A Common Stock and Series A Preferred Stock of the Company, voting together as a single class (with Series A Preferred Stock of the Company voting on an as-converted to Class A Common Stock basis pursuant to Section 4.4(a) of the Company Charter); and

WHEREAS, the Stockholders desire to adopt the Merger Agreement and approve the transactions contemplated thereby in accordance with the DGCL and Section 4.6(a)(ii) of the Company Charter.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are hereby consented to, adopted and approved in accordance with Section 251 of the DGCL and Section 4.6(a)(ii) of the Company Charter.

PREFERRED STOCKHOLDERS APPROVAL OF THE MERGER AGREEMENT AND TRANSACTIONS CONTEMPLATED THEREBY

WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and has recommended that the Stockholders vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby;

WHEREAS, the Preferred Stockholders comprise a majority of the Series A Preferred Stock of the Company; and

WHEREAS, the Preferred Stockholders desire to adopt the Merger Agreement and approve the transactions contemplated thereby in accordance with the DGCL and Section 4.6(b)(iii) of the Company Charter.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are hereby consented to, adopted and approved in accordance with Section 251 of the DGCL and Section 4.6(b)(iii) of the Company Charter.

PREFERRED STOCKHOLDERS APPROVAL OF THE CONVERSION OF Series A Preferred Stock of the Company IN CONNECTION WITH THE MERGER

WHEREAS, pursuant to the Merger Agreement, immediately prior to, and conditioned upon, the effective time of the Merger, the Series A Preferred Stock of the Company will convert to Company Class A Common Stock;

WHEREAS, Section 4.16(b) of the Company Charter provides that upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding Series A Preferred Stock (the “Mandatory Conversion Time”), all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of the Company’s Class A Common Stock, at the then effective conversion rate and such shares may not be reissued by the Company (such conversion, a “Mandatory Conversion”);

WHEREAS, the Preferred Stockholders comprise a majority of the Series A Preferred Stock of the Company; and

WHEREAS, the Stockholders desire to consent to a Mandatory Conversion pursuant to the Merger Agreement.

NOW, THEREFORE, BE IT RESOLVED, that the Mandatory Conversion and the transactions contemplated thereby, are hereby consented to, adopted and approved in accordance with the Merger Agreement and Section 4.16(b) of the Company Charter; and

RESOLVED FURTHER, that the Stockholders hereby designate the time immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger as the Mandatory Conversion Time.

WAIVER OF APPRAISAL RIGHTS

WHEREAS, any Stockholder who does not vote in favor of, or provide a consent with respect to (including by signing this Consent), the Merger (a “Dissenting Stockholder”) may, under certain circumstances by following procedures prescribed by Section 262 of the DGCL, a copy of which is attached hereto as Exhibit A, exercise appraisal rights under the DGCL to receive cash in an amount equal to the “fair value” of such stockholder’s shares of capital stock of the Company as to which such stockholder has exercised such dissenters’ or appraisal rights;

NOW, THEREFORE, BE IT RESOLVED, that each undersigned Stockholder, with respect only to himself, herself or itself, (a) hereby acknowledges that (i) such Stockholder has received and read a copy of Section 262 of the DGCL, a copy of which is attached hereto as Exhibit A, and (ii) such Stockholder is aware of such Stockholder’s rights to dissent to the Merger and request an appraisal of the “fair value” of shares of the capital stock of the Company held by such Stockholder pursuant to Section 262 of the DGCL, and (b) that by signing this Consent, such Stockholder adopts the Merger Agreement and hereby approves the Merger, the Ancillary Documents and the Transactions, including, solely with respect to the holders of Voting Preferred Stock, the Company Preferred Conversion, and thus such Stockholder hereby irrevocably waives any dissenters’ or other appraisal rights for such shares in accordance with the DGCL, any other applicable laws or otherwise with respect to the Merger Agreement, the Merger, the Ancillary Documents and the Transactions, including the Company Preferred Conversion.

GENERAL AUTHORITY

RESOLVED FURTHER, that the Company be, and hereby is, authorized, directed and empowered to (i) enter into and perform its obligations under the Merger Agreement and (ii) enter into and/or perform its obligations under each other agreement, instrument, document or certificate required or permitted to be entered into by the Company under the terms of the Merger Agreement;

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company and its subsidiaries, to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional agreements, certificates, documents and instruments as any such officer may deem necessary or appropriate in connection with the transactions contemplated by the Merger Agreement;

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company and its subsidiaries, to cause to be prepared, executed and filed with the appropriate foreign, federal, state or local governmental authorities or instrumentalities, such registrations, declarations or other filings as any such officer may deem necessary or desirable or as may be required by such governmental authorities or instrumentalities in connection with the transactions contemplated by the Merger Agreement;

RESOLVED FURTHER, that the Board of Directors be, and hereby is, authorized and empowered to amend the Merger Agreement and take any other action with respect to the Merger Agreement permitted under the DGCL, as the Board of Directors may, in the exercise of its discretion, deem advisable, appropriate and in the best interests of the Company and its stockholders;

RESOLVED FURTHER, that the proper officers of the Company be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to execute and deliver, or to cause to be executed and delivered, all such other agreements, instruments, certificates and documents, to do or cause to be done all such further acts and things, and to pay or cause to be paid all necessary fees and expenses (including, without limitation, legal, financial advisory and auditors’ fees and expenses), as they or any of them may deem necessary or advisable in connection with the transactions contemplated by the foregoing resolutions or to effectuate the purpose and intent of the foregoing resolutions, such approval to be conclusively evidenced by the taking of any such action or the execution and delivery of any such instrument by such officer;

RESOLVED FURTHER, that any and all action heretofore taken by any officer or director of the Company in connection with the documents and transactions referred to or contemplated by the foregoing resolutions are hereby ratified, approved and confirmed; and

RESOLVED FURTHER, that this Written Consent may be signed in counterparts, including counterparts delivered by facsimile, email or other electronic means, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Written Consent, effective as of the date first written above.

[Stockholder]

By:
Name:
Title

[Signature Page to the Written Consent of the Stockholders of Ambulnz, Inc.]

EXHIBIT A

DGCL Section 262

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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